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                                                                     EXHIBIT 3.2



                              ARTICLES OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

              ELECTRONICS ACCESSORY SPECIALISTS INTERNATIONAL, INC.

     Electronics Accessory Specialists International, Inc., a Delaware corporation (the "Company"), pursuant to the provisions of Section 141(f) of the Delaware Corporation Law (the "Act"), hereby adopts the following Articles of Amendment to its Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto.

                                    ARTICLE I

     The name of the Corporation is Electronics Accessory Specialists International, Inc.

                                   ARTICLE II

     Article 4.B.(4)(d) of the Company's Certificate of Incorporation, as amended, shall be amended and restated so the it reads its entirety as follows:

          (d) Notwithstanding the above, to the extent the Corporation has legally available funds, the Corporation shall redeem the Series A Preferred at the following times and in the following amounts: (i) upon the occurrence of a Sales Transaction, Distributable Cash in the amount necessary to cause each holder of Series A Preferred to receive its Series A Preferred Return shall be distributed to the holders of Series A Preferred; (ii) within 45 days after the end of each calendar quarter and until each holder of Series A Preferred has received its Series A Preferred Return, the Corporation shall distribute an amount of Distributable Cash to the holders of Series A Preferred equal to at least 25% of the Corporation's net operating cash flow for the preceding quarter (provided that, to the extent such funds are necessary for the Corporation's operations, any such quarterly distribution may be waived by the vote of at least five (5) directors of the Corporation); and (iii) at such other times and in such amounts as the Board of Directors of the Corporation, in its sole discretion, may determine. The foregoing notwithstanding, the Corporation shall not redeem the Series A Preferred or make any payments as provided in this Section for so long as the Corporation has any outstanding indebtedness owing Sirrom Capital Corporation and its successors or assigns.


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                                   ARTICLE III

     Article 4.C.(4)(d) of the Company's Certificate of Incorporation, as amended, is hereby amended and restated so that it reads in its entirety as follows:

          (d) After full payment of the Series A Preferred Return, to the extent the Corporation has legally available funds, the Corporation shall redeem the Series B Preferred at the following times and in the following amounts:
     (i) upon the occurrence of a Sales Transaction, Distributable Cash in the amount necessary to cause each holder of Series B Preferred to receive its Series B Preferred Return shall be distributed to the holders of Series B Preferred; (ii) within 45 days after the end of each calendar quarter and until each holder of Series B Preferred has received its Series B Preferred Return, the Corporation shall distribute an amount of Distributable Cash to the holders of Series B Preferred equal to at least 25% of the Corporation's net operating cash flow for the preceding quarter (provided that, to the extent such funds are necessary for the Corporation's operations, any such quarterly distribution may be waived by the vote of at least (5) directors of the Corporation; and (iii) at such other times and in such amounts as the Board of Directors of the Corporation, in its sole discretion, may determine. The foregoing notwithstanding, the Corporation shall not redeem the Series B Preferred or make any payments as provided in this Section for so long as the Corporation has any outstanding indebtedness owing Sirrom Capital Corporation and its successors or assigns.

                                   ARTICLE IV

     The amendments made by these Articles of Amendments have been effected in conformity with the provisions of the Act, and the amendments made by these Articles of Amendment (the "Amendments") were duly adopted (a) by a majority of the stockholders of the Corporation by written consent dated as of June 17, 1997, (b) a majority of the holders of the Series B Preferred Stock, by written consent dated as of June 17, 1997, and (c) all of the directors of the Corporation by written consent dated as of June 17, 1997.

                                    ARTICLE V

     The number of shares of common stock outstanding is 103,047; the number of shares of common stock entitled to vote on the Amendments was 103,047. The holders of 71,272 (70%) shares of common stock outstanding and entitled to vote on the Amendments consented to the Amendments. The number of shares of Series B preferred stock outstanding is 4,186; the number of shares of Series B preferred stock entitled to vote on the Amendments was 4,186. The holders of 3,236 (78%) shares of Series B preferred stock outstanding and entitled to vote on the Amendments consented to the Amendments. There is no Series A preferred stock outstanding.


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     No other class of common or preferred shares of the Company was entitled to vote on the Amendment.

     Dated as of the 17th day of June, 1997.

                                        ELECTRONICS ACCESSORY SPECIALISTS
                                        INTERNATIONAL, INC.




                                        By: /s/ CHARLES R. MOLLO
                                            ------------------------------
                                              Charles R. Mollo,
                                              President